Exhibit 99.2

English translation

Equity Transfer Agreement

Year 2020     Month June      Date 23

Transferor (hereinafter referred to as “Party A”): Shangdong Sheng Tong Group Co., Ltd.

Transferee (hereinafter referred to as “Party B”): Shanghai Meicheng Enterprise Management Co., Ltd.

Whereas that Party A legally owns 100% of the equity in Hongkong Ruishang International Trade Co., Ltd. (hereinafter referred to as the “Company”), Party A now intends to transfer all of its equity in the Company, and such transfer has been approved by the Company’s shareholders meeting.

Whereas that Party B agrees to obtain the 100% of the equity of the Company that Party A owns.

Whereas that the Company’s shareholder meeting agreed that Party B obtains the 100% of the equity of the Company that Party A owns.

Based on friendly negotiation, both parties A and B reached the following agreement on equity transfer in accordance with the principles of equality, mutual benefit and mutual consensus:

Article 1 Equity Transfer

1.	Party A agrees to transfer the equity of the Company it owns, which is the 100% of the equity of the Company to Party B, and Party B agrees to obtain the equity.

2.	The equity, which Party A agrees to transfer and Party B agrees to purchase, includes all the collateral rights and interests within the equity, and the above equity does not establish any (including without limitation) liens, mortgages, and other third party rights and interests or claims.

Article 2 The price and payment of the equity transfer

1.	Party A agrees to transfer the 100% of the equity of the Company it owns to Party B for RMB 20 million (RMB 20,000,000.00) in accordance with the conditions stipulated in this agreement, and Party B agrees to obtain the equity at such price.

2.	Party B agrees to pay the price to Party A in the following manner:

Party B agrees to pay Party A all price of the equity transfer under this agreement within 30 days after both parties have completed the change registration.

Article 3 The representations of Party A

1.	Party A is the sole owner of the equity transferred in Article 1 of this agreement.

2.	As the shareholder of the Company, Party A has fully fulfilled contribution obligations for the Company’s equity.

Article 4 The representations of Party B

1.	Party B shall be responsible to the Company within the limit of its capital contribution.

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2.	Party B undertakes and implements the revised articles of association of the Company.

3.	Party B undertakes to pay the price in the manner specified in Article 2 of this agreement.

Article 5 Burden of costs related to equity transfer

Both parties agree that the costs arising from the procedures of the equity transfer agreed with this agreement shall be borne by both parties respectively.

Article 6 Modification and termination of the agreement

This Agreement may be modified or terminated in the event of any of the following circumstances, provided that Party A and Party B sign a modification or termination agreement.

1.	This Agreement cannot be performed due to force majeure or external cause that one party has no fault but cannot prevent;

2.	A party loses its actual ability to perform;

3.	Due to the breach of the agreement by one party, the economic interests of the other party are seriously affected, which makes the performance of the agreement unnecessary.

4.	Due to changes of the situation, both parties have agreed through negotiation;

5.	Other situations for modification or termination of the agreement as stipulated in the agreement occurs.

Article 7 Liability for breach of agreement

1.	If one party to the agreement fails to perform or seriously breaches any of the articles of this agreement, the defaulting party shall indemnify the non-defaulting party for all economic losses. Except as otherwise provided in the agreement, the non-defaulting shall also have the right to demand the termination of this agreement and claim indemnification from the defaulting party for all economic losses suffered by the abiding party thereby.

2.	If Party B fails to pay the price of the equity transfer on time in accordance with the Article 2 of this agreement, for each day of delay, a late fee of 0.5 ‰ of the partial price shall be paid. After Party B pays the late fee to Party A, if the losses caused by Party B’s breach of agreement exceed the amount of late fee, or cause other damage to Party A due to breach of agreement by Party B, Party A’s right to claim indemnification for excess or other damages will not be affected.

Article 8 Confidentiality

1.	Without the written consent of the other party, neither party shall disclose to any third parties the commercial secrets or related information known during the implementation of the agreement, nor shall it disclose the contents of this agreement and related materials to any third party, except those required by laws and regulations to be disclosed.

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2.	The confidentiality article is an independent article, regardless of whether this agreement is signed, modified, rescinded or terminated.

Article 9 Dispute resolution

All disputes between Party A and Party B arising from or in connection with the performance of this agreement shall be settled through friendly negotiation.

If no negotiation is reached, either party shall have the right to settle the matter in the second manner listed below:

1.	The dispute shall be submitted to the Beijing Arbitration Commission for arbitration, and the arbitration shall be conducted in accordance with the arbitration rules in force at the time of submission for arbitration. The arbitration award is final and binding on both parties.

2.	Each shall file a suit in the local people’s court.

Article 10 Effective clause and miscellaneous

1.	This agreement takes into effect on the date of signature and seal by both Party A and Party B.

2.	After this agreement takes into effect, if one party wants to modify this agreement, it must notify the other party in writing ten working days in advance, and sign a supplementary agreement after written agreement between the two parties. The supplementary agreement has the same effect as this agreement.

3.	The unstated matters in the implementation of this agreement shall be resolved by both parties in a practical and friendly attitude of consultation. If both parties agree, a supplementary agreement shall be signed. The supplementary agreement has the same effect as this agreement.

4.	The relevant provisions of the laws of the People’s Republic of China shall apply to the entrance, validity, interpretation, termination and dispute resolution of this agreement.

5.	Both parties A and B shall cooperate with the Company to go through the procedures for the change of the shareholder as soon as possible, and go through the corresponding change registration procedures.

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(This page has no text, and is the signature and seal page of the “Equity transfer Agreement”)

Party A (seal)

Seal: Shangdong Sheng Tong Group Co., Ltd.

Legal representative or delegated agent (signature)

Place of signing

Date of signing

Party B (seal)

Seal: Shanghai Meicheng Enterprise Management Co., Ltd.

Legal representative or delegated agent (signature)

Place of signing

Date of signing

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